Exhibit 10.22

PERFORMANCE STOCKAWARD AGREEMENT
DATED _____________

First MI Last

The Compensation and Development Committee (the “Committee”) of the Burlington Northern Santa Fe Corporation (the "Company") Board of Directors has agreed that to the extent that the performance objectives established by the Committee (as the same may be amended from time to time) are achieved, BNSF will distribute to the Employee shares of Performance Stock as follows:

Grant Date:
Number of Shares of Performance Stock:
Vesting Date:

Performance Criteria: As defined by the Compensation and Development Committee from time to time

The Performance Stock is granted under and governed by the terms and conditions of the BNSF 1999 Stock Incentive Plan (the “Plan”) and the terms and conditions set forth below.  The purpose of the Plan is to attract and retain key employees possessing outstanding ability, motivate executives to achieve the growth goals of BNSF by making a portion of their total compensation dependent on the accomplishment of these goals and to further the identity of the interests of the shareholders of BNSF and key employees of BNSF and its subsidiaries by increasing the opportunities for these employees to become shareholders.

The Compensation and Development Committee (the “Committee”) of the Board of Directors wishes to encourage superior performance by the Employee by making a Performance Stock Award to the Employee.

The Employee desires to perform services for BNSF and to accept the distribution of Stock upon the achievement of the performance objectives established by the Committee in accordance with the terms and provisions of the Plan and this Agreement.

To accept this Award Agreement, you must click on the acceptance box at the end of this Agreement.  Anything herein contained to the contrary notwithstanding, unless this Award Agreement is electronically accepted or executed by the Employee and delivered to the Secretary of BNSF on or before _____________, the award described herein may be withdrawn and cancelled by the Company.

By your acceptance of this Award Agreement:

(1) you agree to abide by the terms and conditions of the Plan and this Award Agreement; and

(2) you attest that you were a salaried employee of the Company or a Related Company on ______________, with respect to the award made herein.

The following terms and conditions shall apply to the award made by this Award Agreement:

1.            Acceptance . The Employee agrees to perform services for BNSF or its Related Companies and accepts this grant along with the terms and provisions of the Plan and this Agreement.

2.            Restrictions on Transfer.  The Performance Stock shall not be permitted to be used in payment of a stock option exercise for a period of six months following the April 27, 2010, date for the distribution of such Performance Stock to the Employee.

3.            Stock Power.  Employee’s acceptance of this Award Agreement constitutes a grant by the Employee of a power of attorney authorizing a Stock Power to be endorsed in blank prior to the distribution with respect to the award or the forfeiture of the award.  In addition, the Company shall be entitled to retain possession of the Performance Stock for such time as is necessary for the Company to make the distribution of the Performance Stock to the Employee.

4.            Dividends.  No dividends or dividend equivalents are payable during or with respect to the period prior to April 26, 2010.

5.            Salaried Employment Condition; Termination of Employment.  Employee hereby agrees that Employee shall not be entitled to the distribution of the Performance Stock unless Employee was a salaried employee of BNSF Railway Company or its successor on the date of this Agreement and throughout the period from the date of this Agreement until April 26, 2010.  Notwithstanding any provision of the Plan, all of the Performance Stock is forfeited upon termination of salaried employment for any reason.

6.            Taxes.  The Employee agrees that BNSF or its Related Companies may require payment by Employee of federal, state, railroad retirement or local taxes upon the vesting of an Award.  Employee may use cash or shares to satisfy tax liabilities incurred, provided that if shares are used, shares from the vesting Award may be used only to satisfy (i) applicable railroad retirement taxes, and (ii) state income taxes and federal income taxes to the extent of the Supplemental Federal Income Tax Withholding Rate as established by the Internal Revenue Code.  Any additional tax due must be satisfied by use of attestation of ownership of other shares, provided, however, that the total shall not exceed the combined maximum marginal tax rates applicable under federal and state tax laws.

7.            No Contract of Employment.  Nothing in this Agreement or in the Plan shall confer any right to continued employment with BNSF or its Related Companies nor restrict BNSF or its Related Companies from termination of the employment relationship of Employee at any time.

8.            No Violation of Law.  Notwithstanding any other provision of this Agreement, Employee agrees that BNSF shall not be obligated to deliver any shares of Performance Stock or make any cash payment, if counsel to BNSF determines such exercise, delivery or payment would violate any law or regulation of any governmental authority or agreement between BNSF and any national securities exchange upon which the Performance Stock is listed.

9.            Conflicts.  In the event of a conflict between the terms of this Agreement and the Plan or the Compensation and Development Committee resolution, the Plan or the resolution shall be the controlling document.

10.            Termination Upon Failure to Achieve Performance Objectives.  In the event the performance objectives established by the Committee are not achieved, then this Award Agreement shall terminate on April 26, 2010, and be of no further force or effect with no further action by the parties being required.

11.            Terms.  Except as otherwise provided in this Award Agreement, and except where the context clearly implies or indicates the contrary, a word, term, or phrase defined in the Plan shall have the same meaning in this Award Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

BURLINGTON NORTHERN
SANTA FE CORPORATION